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                                                                    EXHIBIT 99.1

Ramco-Gershenson Properties Trust
Suite 200
Southfield, MI 48034
(248) 350-9900
FAX:  (248) 350-9925
NYSE:  RPT


Contact: Dennis Gershenson, President & CEO             FOR IMMEDIATE RELEASE
         or Richard Smith, CFO
PHONE:   (248) 350-9900
FAX:     (248) 350-9925




RAMCO-GERSHENSON IN NEGOTIATIONS TO ACQUIRE FOUR SHOPPING CENTERS

SOUTHFIELD, MICH. - JUNE 9, 2003 - RAMCO-GERSHENSON PROPERTIES TRUST (NYSE:RPT) announced today that it is in negotiations to purchase four shopping centers, all of which are located in the State of Michigan.



Subject to certain conditions, including the completion of due diligence investigations of each shopping center, the closing of the purchase of each center is expected in the third quarter of 2003. The aggregate purchase price for the four properties is approximately $61,000,000. Three of the centers have existing debt totaling $33,500,000 with a weighted average interest rate of approximately 7.88%. None of these properties will be acquired unless management believes that the acquisitions will have a positive impact on the financial performance of the company.


Ramco-Gershenson Properties Trust has a portfolio of 61 shopping centers totaling approximately 11.8 million square feet of gross leasable area, consisting of 60 community centers, of which nine are power centers and three are single tenant properties, as well as one enclosed regional mall. The Company's centers are located in Michigan, Ohio, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust
(REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.


This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere, the outcome of pending litigation and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.


FOR FURTHER INFORMATION ON RAMCO-GERSHENSON PROPERTIES TRUST VISIT THE COMPANY'S
                       WEBSITE @ WWW.RAMCO-GERSHENSON.COM


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